Exhibit 10.1
FOURTH AMENDMENT TO LEASE
     THIS AMENDMENT (“Amendment”) is entered into as of the 28 day of May, 2010, by and between LIBERTY PROPERTY LIMITED PARTNERSHIP, a Pennsylvania limited partnership (hereinafter called “Landlord”), and ev3 INC., a Delaware corporation (hereinafter called “Tenant”).
BACKGROUND:
     A. Landlord and Tenant are parties to that certain Lease dated as of May 3, 2002, as amended by First Amendment dated as of October 17, 2005, Second Amendment dated as of October 1, 2005 and Third Amendment dated as of June 30, 2009 (as amended, the “Lease”) for certain premises containing approximately 63,891 rentable square feet in the Building known as Nathan Lane Technology Center and having an address of 4600 Nathan Lane, Plymouth, Minnesota.
     B. Landlord and Tenant desire to extend the Term of the Lease, expand the Premises and otherwise amend the Lease, as hereinafter set forth.
AMENDMENT:
     Now therefore, for good and valuable consideration, the receipt and legal sufficiency of which the parties acknowledge, the parties agree as follows:
     1. Extension of Term. The Term of the Lease is hereby extended through October 31, 2017. The 7-year period from November 1, 2010 to October 31, 2017 is herein termed the “Extension Term”).
     2. Expansion of the Premises. Commencing on the Expansion Premises Commencement Date (as defined in Section 4(g) below), the term “Premises” as defined in Section 1(a) of the Lease is hereby amended to include the additional space shown on attached Exhibit “A” consisting of approximately 21,637 rentable square feet (the “Expansion Premises”). Accordingly, commencing on the Expansion Premises Commencement Date, the Premises will contain a total of approximately 85,528 rentable square feet, and “Tenant’s Proportionate Share” set forth in Section 1(e) of the Lease shall be increased to 100%. Except as expressly provided in this Amendment, the Expansion Premises will be leased on all of the terms and conditions of the Lease.
     3. Minimum Annual Rent. The Minimum Annual Rent for the Premises for the Extension Term will be as follows:

		Monthly
Period	Minimum Annual Rent	Installment
Expansion Premises Commencement Date – October 31, 2011	$833,898.00	$69,491.50
November 1, 2011 – October 31, 2012	858,914.88	71,576.24
November 1, 2012 – October 31, 2013	884,682.36	73,723.53
November 1, 2013 – October 31, 2014	911,222.88	75,935.24
November 1, 2014 – October 31, 2015	938,559.60	78,213.30
November 1, 2015 – October 31, 2016	966,716.40	80,559.70
November 1, 2016 – October 31, 2017	995,717.88	82,976.49
     During the Extension Term, Tenant will continue to pay Annual Operating Expenses and other additional rent as and when required by the Lease.
     4. Leasehold Improvements; Allowance.
     (a) Plan Approval. Tenant has selected, and Landlord has approved and will contract with, RSP Architects (“Architect”) to prepare design and construction drawings for the improvements to the Expansion Premises (the “Initial Tenant Improvements”). The terms and conditions of the agreement with the Architect shall be subject to Tenant’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall approve or disapprove the design drawings in writing, and if disapproved, revised drawings addressing Tenant’s objections will be resubmitted to Tenant for approval, which approval shall not be unreasonably withheld, delayed, or conditioned. Based on the approved design drawings for the Initial Tenant Improvements, Landlord shall promptly cause Architect (and, if applicable, appropriate electrical and mechanical engineers) to prepare final construction drawings (“Construction Drawings”) for the Initial Tenant Improvements. Landlord shall submit such Construction Drawings to Tenant for its review, and Tenant shall approve or disapprove in writing, and if disapproved, revised Construction Drawings addressing Tenant’s objections will be resubmitted to Tenant for approval. Tenant’s approval of the Construction Drawings shall not be unreasonably withheld, delayed, or conditioned. The term “Approved Plans” shall mean the Construction Drawings acceptable to Landlord and approved by Tenant as provided above. Tenant shall review and approve (or disapprove with specific objections) all plans and drawings submitted to Tenant within 5 business days of Tenant’s receipt thereof.
     (b) General Contractor. Tenant has selected, and Landlord has approved McGough Construction (the “General Contractor”) to be the general contractor for the Initial Tenant Improvements. Landlord will contract directly with General Contractor for the construction of the Initial Tenant Improvements; provided, however, that Tenant shall have the right to approve the terms and conditions of the general contract, which approval shall not be unreasonably withheld, conditioned or delayed. The general contract will be administered on an “open book” basis.
     (c) Construction. Landlord shall complete the Initial Tenant Improvements in accordance with the Approved Plans. The Initial Tenant Improvements shall be substantially completed ready for use and occupancy by Tenant on or about November 1, 2010 (the “Target Completion Date”), subject to any Tenant Delay or Excused Delay. An “Excused Delay” means any delay resulting from floods, fire, tornado, earthquake or other casualties or natural disasters, war or national emergency, governmental restrictions and limitations, adverse weather conditions, strikes or other labor troubles, scarcity or unavailability of fuel, labor or materials, or any other cause beyond the reasonable control Landlord or its Agents, including any delay in the issuance of any building or other permits necessary to the construction. A “Tenant Delay” means any delay caused by Tenant, including, without limitation, any delay in reviewing and approving plans and drawings submitted to Tenant as provided in Section 4(a) above, any delay resulting from change orders or other changes requested by Tenant to the Approved Plans, or any delay resulting from Tenant’s failure to timely pay the costs of the Initial Tenant Improvements in excess of the Tenant Allowance. All construction shall be done in a good and workmanlike manner. Landlord agrees to complete such construction at Tenant’s sole expense equal to the aggregate of all costs, expenses and fees incurred by or on behalf of Landlord in connection therewith (the “Tenant’s Cost”), including without limitation (i) architectural, engineering and design costs and permitting fees, (ii) the cost charged to Landlord by General Contractor and all subcontractors for performing such construction, (iii) the cost to Landlord of performing directly any portion of such construction that is outside the scope of the contract with General Contractor and that Landlord performs or causes to be performed at not more than the market rate for the same and (iv) an administrative and construction management fee for Landlord’s supervision of such construction in an amount equal to one percent (1%) of the aggregate costs incurred by or on behalf of Landlord under the contracts with the Architect and the General Contractor in connection with the construction of the Initial Tenant Improvements. Notwithstanding the foregoing, Tenant shall not be responsible for any of Tenant’s Cost until the Tenant Allowance has been completely applied to all such costs.
     (d) Tenant Allowance. Landlord agrees to credit Tenant with an allowance equal to $1,400,000.00 (the “Tenant Allowance”). Tenant agrees to pay to Landlord, within twenty-five (25) days of being billed therefor, the excess (if any) of the Tenant’s Cost above the Tenant Allowance. If Tenant’s Costs are less than the Tenant Allowance, the remainder of the Tenant Allowance may be applied by Tenant toward the cost of future interior leasehold improvements in and to the Premises, subject to the disbursing conditions and procedures set forth in Section 4(e) below. In no event shall the Tenant Allowance be used for furniture, fixtures, equipment, or other removable personal property of Tenant (but the Tenant Allowance may be used to pay for low voltage wiring and cabling for telephone and data systems located within the Premises).
     (e) Disbursing Procedure for Future Improvements. Any payments of the Tenant Allowance that are to be used for funding leasehold improvements other than the Initial Tenant Improvements shall be disbursed by Landlord periodically (but no more than monthly) within 30 days of Landlord’s receipt of an application for payment submitted by Tenant. Each such application for payment shall be in writing, explain in reasonable detail the basis for the amount requested in the application for payment, and be accompanied by evidence of the costs and expenses of the leasehold improvements, evidence of payment thereof by Tenant, lien waivers from all persons supplying labor or materials to the leasehold improvements, and any other information or documentation that Landlord may reasonably request. Any such additional leasehold improvements shall be subject to the provisions of Sections 9 and 10 of the Lease.

     (f) Space Planning Allowance. In addition to the Tenant Allowance described above, Landlord agrees to provide Tenant with an allowance of up to $10,263.00 (the “Planning Allowance”) to be used for space planning fees incurred to Architect for Tenant’s initial fit plan for the Expansion Premises and (subject to Landlord’s approval, if required) to the rest of the Premises.
     (g) Expansion Premises Commencement Date. The Expansion Premises Commencement Date shall be the later of (i) November 1, 2010, or (ii) the date Landlord achieves Substantial Completion (as defined in subsection 4(i) below) of the Initial Tenant Improvements. However, if the date of Substantial Completion is delayed on account of a Tenant Delay, the Term with respect to the Expansion Premises shall commence as if the Expansion Premises were Substantially Complete on the Target Completion Date, as extended for reasons other than a Tenant Delay.
     (h) Pre-Commencement Date Access or Occupancy. Tenant and its Agents shall have the right, at Tenant’s own risk, expense and responsibility, at all reasonable times prior to the Expansion Premises Commencement Date, to enter the Expansion Premises for the purpose of installing any equipment that needs to be installed in coordination with the construction of the Initial Tenant Improvements, provided that (i) Tenant does not materially interfere with or materially delay the work to be performed by Landlord, (ii) Tenant uses contractors and workers whose skills and general practices are reasonably consistent with those of the contractors and workers engaged by Landlord, and (iii) Tenant obtains Landlord’s prior written consent, which consent shall not be unreasonably withheld, delayed or conditioned. If Landlord requests, any such access shall be scheduled through and coordinated with the General Contractor. In connection with any such access to the Expansion Premises prior to the Expansion Premises Commencement Date, Tenant shall abide by the terms and conditions of the Lease including carrying the insurance specified by the Lease, as if the term of this Lease with respect to the Expansion Premises had already commenced, except that Tenant shall have no obligation to pay Minimum Annual Rent or Operating Expenses with respect to the Expansion Premises until the Expansion Premises Commencement Date. If Tenant occupies the Expansion Premises for the conduct of its business therein prior to November 1, 2010, Tenant shall be responsible for the charges for any and all utilities supplied to the Expansion Premises during any such period of early occupancy (but not during any period Tenant is merely accessing the Expansion Premises for fixturing and move-in).

Landlord’s approval:	/s/ Michael T. Hagan, Chief Investment Officer Senior Vice President
     (i) Acceptance. At either party’s request, upon the Substantial Completion of Initial Tenant Improvements and prior to Tenant’s occupancy of the Expansion Premises, the parties will agree upon a punch list of incomplete or defective items. Landlord agrees to cause its contractor to promptly correct the punch list items with all reasonable diligence. Tenant’s occupancy of the Expansion Premises shall constitute acceptance of the Expansion Premises, including all work to be completed by Landlord under this Section, subject only to the punch list items. “Substantial Completion” shall be deemed to occur on the date that Landlord shall have substantially completed the Initial Tenant Improvements (subject to punch list items that do not materially interfere with Tenant’s ability to occupy the Expansion Premises for Tenant’s business). Issuance of a certificate of occupancy or its equivalent (whether temporary or final) for the Premises by the City of Plymouth shall deemed conclusive evidence that Landlord has achieved Substantial Completion. Moreover, if Tenant takes occupancy of the Premises for the conduct of its business therein, the Premises shall be deemed Substantially Complete on the date of such occupancy.
     (j) Tenant’s Representative. Tenant hereby designates each of Bob Straub and Lee Sparks as its authorized representative (“Tenant’s Representative”), either of whom, acting individually, may receive and make all communications, grant all approvals, and otherwise act for and bind Tenant with respect to all dealings with Landlord under this Section or otherwise relating to the construction of the Initial Tenant Improvements and acceptance thereof (other than any dealings that would require a further amendment to the Lease). The contact information for Tenant’s Representative is:

Bob Straub	Lee Sparks
Director of Real Estate Services	Title: VP PV Operations
3033 Campus Drive	4600 Nathan Lane
Plymouth, Minnesota 55441	Plymouth, Minnesota 55442
Telephone No.: 763-398-7212	Telephone No.: 763-398-7483
Cell No.: 612-325-7375	Cell No.: 651-261-4317
Facsimile No.: 763-398-7200	Facsimile No.: 763-398-7200
E-mail: bstraub@ev3.net	E-mail: lsparks@ev3.net
     (k) Landlord’s Work. Landlord shall perform the following work at Landlord’s sole cost and expense with respect to the Expansion Premises: (i) the Demolition Work (as defined below), and (ii) work, if any, necessary to remediate any existing violations of applicable environmental Laws and Requirements (Landlord is not presently aware of any such violations). Landlord shall cause such work to be completed in a timely manner so as to permit completion (without overtime work or other special measures) of the Initial Tenant Improvements by the Target Completion Date (as extended by reason of any Tenant Delay or Excused Delay). All of Landlord’s work described in this Section 4(k) shall be performed at Landlord’s expense by Architect (if applicable) and General Contractor unless Landlord determines for good faith business reasons such as cost, scheduling, expertise, or continuity with work previously performed that such work should be performed by a different architect and/or contractor. On or before June 15, 2010 Tenant shall identify by written notice to Landlord any block walls, equipment, floor coverings, fixtures, and/or any other improvements that Tenant elects to have removed from the Expansion Premises. The “Demolition Work” means the removal of outside fencing and dumpsters and those items identified by Tenant in accordance with the immediately preceding sentence, together with the repair of any damage resulting from the removal to the extent necessary to put the affected area back to building-standard shell condition.
     5. Extension Options. Tenant shall have the right and option to extend the Term of the Lease for up to two additional extension terms (each, an “Extension Term”) of 3-years each. Each such option must be exercised, if at all, by giving Landlord prior written notice, at least 12 months in advance (the “Exercise Deadline”) of the Expiration Date of the then current lease Term, of Tenant’s election to extend the lease Term; it being agreed that time is of the essence.

Each Extension Term shall be under the same terms and conditions as provided in the Lease except as follows:
     (a) there shall be no further options to extend the Term beyond the 2nd extension option;
     (b) Tenant shall accept the Premises in their “as is” condition, without any obligation on the part of Landlord to provide any tenant improvements or tenant improvement allowance; and
     (c) the Minimum Annual Rent for each Lease Year (i.e. the 12-month period following the expiration of the then current Term) of the applicable Extension Term shall be the “Market Rent” as defined below and determined as follows (provided, however, in no event shall the Minimum Annual Rent be less than the scheduled Minimum Annual Rent in effect immediately prior to the expiration of the then current Term): Within 30 days after Landlord receives timely notice from Tenant exercising Tenant’s extension option, Landlord will give notice to Tenant of its determination of the Market Rent for the Premises, and Landlord’s determination will constitute the Market Rent unless Tenant objects by giving Landlord written notice of objection (including Tenant’s determination of the Market Rent) within 15 days after Tenant’s receipt of Landlord’s determination. If Tenant so objects, and the parties are unable to agree upon the Market Rent within 30 days after the Tenant’s objection, and unless Tenant notifies Landlord in writing within 40 days after Tenant’s objection that it elects to rescind its exercise of the extension option, then by written notice to the other either party may demand that Market Rent be determined by the appraisal process set forth below. If determination by appraisal is demanded, the Experts (as defined below) shall be instructed to determine the Minimum Annual Rent for the first Lease Year of the Extension Term, and the Minimum Annual Rent thereafter will increase by 3% for each Lease Year within the applicable Extension Term (and, if the 3% annual increases are greater than or less than then-market escalations, that fact will be taken into consideration by the Experts in establishing the Minimum Annual Rent for the first Lease Year of the Extension Term). The Minimum Annual Rent for the first Lease Year of the Extension Term will be so determined by a board consisting of three independent and disinterested reputable commercial real estate professionals (licensed brokers/agents or appraisers) with at least 10 years experience in the leasing or the appraising the rental value of commercial flex space in the western suburban submarket of the Minneapolis metropolitan area (each an “Expert”). Landlord and Tenant will each appoint its respective Expert within 30 days following the appraisal demand. The third Expert will be appointed by the first two Experts. If the first two Experts are unable to agree on a third Expert within 30 days after the appointment of the second Expert, then the third Expert shall be appointed by the NorthStar Chapter of the Appraisal Institute. Any Expert so appointed by the Appraisal Institute shall be a disinterested reputable real estate appraiser with at least 10 years experience in appraising the rental value of commercial flex space in the western suburban submarket of the Minneapolis metropolitan area, and shall be a member of the Appraisal Institute with the designation of “MAI.” The Experts shall be instructed to each independently reach their respective determinations of the Minimum Annual Rent for the first Lease Year of the Extension Term (to be Market Rent, assuming 3% annual escalations for subsequent Lease Years) within 45 days of the appointment of the third Expert. If determinations of at least two of the Experts are identical in amount, that amount will be determined to be the fair market Minimum Annual Rent for the first Lease Year of the

Extension Term. If the determinations of all three Experts are different in amount, the highest appraised value will be averaged with the middle value (that average being referred to as “Sum A”). The lowest appraised value will be averaged with the middle value (that average being referred to as “Sum B”), and the fair market Minimum Annual Rent will be determined as follows: (i) if neither Sum A nor Sum B differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the three appraisals, (ii) if either Sum A or Sum B (but not both) differs from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be the average of the middle appraised value and the appraised value closer in amount to the middle appraised value, and (iii) if both Sum A and Sum B differ from the middle appraised value by more than 7% of the middle appraised value, then the fair market Minimum Annual Rent will be equal to the middle appraised value. Written notice of the fair market Minimum Annual Rent for the first Lease Year of the Extension Term as duly determined in accordance with this paragraph shall be promptly given to Landlord and Tenant and will be binding and conclusive on them, and Minimum Annual Rent for each subsequent Lease Year in the Extension Term shall be 103% of that payable in the previous year. Each party will bear its own expenses in connection with the appraisal proceeding (including the Expert appointed by it), and the fees of the third Expert will be borne equally. If, for any reason, the fair market Minimum Annual Rent has not been determined at the time of the commencement of the Extension Term, then the fair market Minimum Annual Rent will be the amount set forth in Landlord’s original determination, and if the determination of the Experts as provided above indicates that a lesser or greater amount should have been paid than that which was actually paid, a proper adjustment will be made in a payment from Landlord to Tenant, or Tenant to Landlord, as the case may be. For purposes of this Section, “Market Rent” means the net annual rent that a willing tenant would pay, and a willing lessor would accept, in arms-length, bona fide negotiations, if the premises at issue were leased to a single tenant for the period in question under a lease pursuant to which such tenant would not receive any rental concession, such as rental abatements or “free rent” periods or rental assumption, inducements or any leasehold improvement allowance, and otherwise taking into account any other pertinent factors, including, but not limited to, the net effective annual rates per rentable square foot for leases of comparable space in comparable buildings recently or then being entered into in the applicable submarket (“Comparable Rates”). In determining the Market Rent and using Comparable Rates in connection with such determination, the following factors (and any other factors then known to be pertinent) shall be considered: the size of the premises; the length of the term; permitted use; quality of services provided; location and/or floor level; definition of rentable area; existing leasehold improvements (other than “clean room” or other leasehold improvements installed by Tenant at its own expense); leasehold improvements to be provided by the lessor, whether directly or by allowance; the quality, age and location of the building; financial strength of the applicable tenant; rental concessions (such as rental abatements or “free rent” periods and rent assumptions); inducements; the respective obligations of the lessor and the tenant, the manner in which the rents are then subject to escalation and the time the particular rate under consideration became or will become effective.
If a monetary or other material default under this Lease on the part Tenant is continuing beyond any notice and grace period as of the date Tenant exercises this extension option or as of the Expiration Date of the then current lease Term, Landlord may at its option and in its sole discretion, declare this extension option void and of no further force or effect.

If Landlord and Tenant enter into any amendment to this Lease extending the Term thereof, other than pursuant to Tenant’s exercise of its first 3-year extension option provided for above, then, unless such amendment expressly provides otherwise, this Section shall thereupon be deemed terminated and of no further force or effect.
Upon the timely exercise of an extension option, at the request of either party the parties hereto will enter into an appropriate amendment to the Lease incorporating the terms of the Lease extension.
     6. Outdoor Areas; Landscaping. Landlord will permit Tenant, at Tenant’s expense to construct a main entrance to the Premises on the northwest side of the Premises, to construct a concrete patio area on the northeast side of the Premises, and to expand the existing patio area on the southwest corner of the Premises, and shall allow Tenant to landscape both patio areas to provide a green space for Tenant’s employees. Landlord will, to the extent permitted by applicable Laws and Requirements, also permit Tenant to install, at Tenant’s expense, a smoking shelter behind the Building for the designated smoking area for Tenant’s employees. Tenant shall be responsible for any permitting or municipal approvals necessary to the foregoing work.
     All such work shall be performed by contractors approved by Landlord pursuant to plans and specifications approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed) and otherwise subject to the applicable provisions of Sections 9 and 10 of the Lease. All such work shall be eligible for funding from the Tenant Allowance.
     7. Signage. Tenant may add one additional building-mounted exterior identification sign to a second side of the Building near the Expansion Premises. Tenant may also install one stand-alone monument sign on the Property. All Tenant signage shall be installed and maintained at Tenant’s sole cost and expense. The design, size and location of Tenant’s signage shall be subject to Landlord’s approval, which approval shall not be unreasonably withheld, conditioned or delayed. Tenant shall cause all Tenant signage to comply with all Laws and Requirements. Tenant shall maintain all signs installed by Tenant in good condition. Tenant shall remove its signs at the termination of this Lease, shall repair any resulting damage, and shall restore the Property to its condition existing prior to the installation of Tenant’s signs. Any work performed with respect to the structure of the monument sign (as opposed to portions thereof consisting of Tenant’s logo) shall be eligible for funding from the Tenant Allowance.
     8. Termination Option. Tenant shall have a one-time right to terminate the Lease effective as of 11:59 p.m. on October 31, 2015 (the “Termination Date”), by providing Landlord written notice of Tenant’s election to terminate this Lease on or before November 1, 2014 (the “Notice Date”). If Tenant gives the termination notice, Tenant must pay a termination fee (the “Termination Fee”) equal to the sum of (i) $733,101.00, representing the unamortized balance of the Tenant Allowance, brokerage commissions and Landlord’s attorney’s fees (amortized on a straight line basis at an annual rate of 10%) incurred by Landlord with respect to this Amendment, and (ii) three months of Minimum Annual Rent and estimated Operating Expense payments (all calculated at the rate that would have been in effect for the three months following the Termination Date). The transaction cost component of the Termination Fee ($733,101) shall be paid by Tenant on or before the Notice Date. Landlord shall invoice Tenant for the rent component (3 months of Minimum Annual Rent and Operating Expense payments) of the Termination Fee, and payment of this portion of the Termination Fee shall be due and payable to Landlord by the date that is 60 days following the date of Landlord’s invoice. If Tenant fails to give written notice of termination or to pay the $733,101 portion of the Termination Fee by the Notice Date, time being of the essence, this right to terminate shall be void and of no further force or effect. Moreover, if Tenant fails to timely pay the rent component of the Termination Fee, and such failure continues for more than 5 business days following written notice to Tenant of such failure, or if a monetary or other material default under this Lease on the part Tenant is continuing beyond any notice and grace period as of the date Tenant exercises this termination option or as of the Termination Date, Landlord may at its option and in its sole discretion, declare this termination option void and of no further force or effect.

Landlord’s approval:	/s/ Michael T. Hagan, Chief Investment Officer Senior Vice President
     9. Parking. Effective as of the Expansion Premises Commencement Date, Tenant shall have the right to use 100% of the parking spaces serving the Building, including the entire expansion parking area added pursuant to the First Amendment to the Lease, all as shown on attached Exhibit “B.”
     10. Automatic Funds Transfer. At Landlord’s and Tenant’s option, monthly rent payments shall be made automatically via electronic funds transfer to an account designated by Landlord from an account of Tenant designated by Tenant. Tenant may terminate any such electronic funds transfer payment program upon thirty (30) days prior written notice to Landlord, in which case Tenant shall resume making monthly rent payments as otherwise provided for in the Lease.
     11. Defined Terms. All capitalized terms used in this Amendment not separately defined herein shall have the meaning given them in the Lease.
     12. Full Force and Effect. Except as expressly amended by this Amendment, all of the terms and conditions of the Lease remain unmodified and continue in full force and effect.
     13. Counterparts. This Amendment may be executed in counterparts and may be delivered by electronic (facsimile or e-mail) transmittal of signed original counterparts.
[SIGNATURES ON FOLLOWING PAGE]

     The parties have executed this Fourth Amendment as of the date stated above.

TENANT: ev3 INC.
By:	/s/ Shawn McCormick
	Print Name:	Shawn McCormick
	Print Title:	Senior Vice President and Chief Financial Officer

LANDLORD: LIBERTY PROPERTY LIMITED PARTNERSHIP
BY:	Liberty Property Trust, its Sole General Partner

By:	/s/ David M. Jellison
David M. Jellison
Vice President & City Manager

_/s/_Leasing Representative

_/s/_Property Manager

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